FORM 5

/ /  Check box if no longer                              OMB APPROVAL
     subject to Section 16.                          OMB NUMBER: 3235-0362
     Form 4 or Form 5                             EXPIRES: SEPTEMBER 30, 1998
     obligations may continue.                      ESTIMATED AVERAGE BURDEN
     See Instruction 1(b)                            HOURS PER RESPONSE 1.0

/ /  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported


                          U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Marshall                        Donald                    R.A.
     (Last)                         (First)                   (Middle)

     927 Mohawk Road
     (Street)

     Franklin Lakes                New Jersey                   07417
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Financial Services Acquisition Corporation
     (Common Stock:  "FSAT"; Series B Warrants:  "FSATZ")

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     12/96

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   )  Director                              ( X )  10% Owner
     (   )  Officer (give title below)            (   )  Other (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     ( X )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

* If Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                           (Print or Type Responses)                    Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security                  2.  Transaction Date     3.  Transaction Code  4.  Securities Acquired (A) or
    (Instr. 3)                             (Month/Day/Year)         (Instr. 8)            Disposed of (D)
                                                                                          (Instr. 3, 4 and 5)
                                                                                      -------------------------------------------
                                                                                          Amount       (A) or (D)       Price
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------
a.  Common Stock, par value $.001
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

b.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

c.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

d.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

e.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

f.
-------------------------------------  -----------------------  --------------------  -------------  -------------  -------------

5.  Amount of Securities Beneficially       6.  Ownership Form:                 7.  Nature of Indirect
    Owned at End of Issuer's Fiscal Year        Direct (D) or Indirect (I)          Beneficial Ownership
    (Instr. 3 and 4)                            (Instr. 4)                          (Instr. 4)

------------------------------------------  ----------------------------------  ----------------------------------
a.               533,315                                    D
------------------------------------------  ----------------------------------  ----------------------------------

b.
------------------------------------------  ----------------------------------  ----------------------------------

c.
------------------------------------------  ----------------------------------  ----------------------------------

d.
------------------------------------------  ----------------------------------  ----------------------------------

e.
------------------------------------------  ----------------------------------  ----------------------------------

f.
------------------------------------------  ----------------------------------  ----------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                    Page 2

                           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g, puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Conversion or    3. Transaction Date   4. Transaction   5. Number of Derivative Securities
   (Instr. 3)                        Exercise Price      (Month/Day/Year)      Code             Acquired (A) or Disposed of (D)
                                     of Derivative                             (Instr. 8)       (Instr. 3, 4 and 5)
                                     Security                                                ----------------------------------
                                                                                                    (A)               (D)
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------
a. Series B Redeemable                    $5.00
   Common Stock Purchase Warrants
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

b. Options - Right to Buy                 (1)                 (1)                  A             150,000
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

c.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

d.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

e.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------

f.
---------------------------------  -----------------  --------------------  ---------------  ----------------- ----------------


6. Date Exercisable         7. Title and Amount of Underlying   8. Price of    9. Number of     10. Ownership    11. Nature of
   and Expiration              Securities                          Derivative     Derivative        Form of          Indirect
   Date                        (Instr. 3 and 4)                    Security       Securities        Derivative       Beneficial
   (Month/Day/Year)                                                (Instr. 5)     Beneficially      Security:        Ownership
---------------------------  ---------------------------------                    Owned at          Direct (D)       (Instr. 4)
Date            Expiration         Title         Amount or                        End of Year       or Indirect
Exercisable     Date                             Number of                        (Instr. 4)        (I)
                                                 Shares
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------
a. Immediate     11/30/01     Common Stock         895,632                          895,632            D
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

b.    (1)        02/22/00     Common Stock         150,000                          150,000            D
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

c.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

d.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

e.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

f.
--------------- -----------  -----------------  --------------  --------------  --------------  ---------------  --------------

Explanation of Responses:

(1) The options were granted on August 27, 1996 under the issuer's 1996 stock option plan, have an expiration date of February 22, 2000 (unless the reporting person's employment or consultancy with the issuer terminates earlier) and become exercisable in equal one-third increments on November 22, 1997, November 22, 1998 and November 22, 1999. 60,000 of the options ("ISOs") have an exercise price of $5.50 and 90,000 of the options ("nonqualified options") have an exercise price of $5.00.


/s/ Donald R.A. Marshall                                February 14, 1997
---------------------------------                       ----------------------
** Signature of Reporting Person                                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           (Print or Type Responses)                    Page 3